Exhibit 99.1

Newell Rubbermaid Announces Solid Third Quarter 2013 Results and Approval of $350 Million Accelerated Share Repurchase Plan
» Core Sales Growth of 3.3% and Normalized EPS of $0.52
» Reported Sales Growth of 2.1% and Reported EPS of $0.66
ATLANTA, October 25, 2013 – Newell Rubbermaid (NYSE: NWL) today announced its third quarter 2013 financial results.

“Our third quarter results represent an important inflection point in our progress advancing the Growth Game Plan,” said Michael Polk, President and Chief Executive Officer. “Core sales grew 3.3 percent and normalized EPS grew 10.6 percent to $0.52. The sequential improvement in our growth rate versus our first half results was driven by core sales growth of over 4 percent in North America and 35 percent in Latin America. Successful new product launches, expanded distribution and stronger marketing initiatives delivered market share gains in Baby & Parenting, Home Solutions and Tools. Our growth was supported by increased advertising and promotion spending funded by Project Renewal savings and disciplined discretionary cost management. This is the power of the Growth Game Plan in action.

“Concurrent with our third quarter earnings announcement, our Board has authorized a $350 million accelerated share repurchase plan. This plan reflects confidence in the future prospects for Newell Rubbermaid and is an efficient use of divestiture proceeds and current year cash flow. Our company is growing stronger each quarter and, as a result, we can deliver increased value to shareholders through the accelerated purchase of the company’s shares while simultaneously investing to drive the Growth Game Plan into action,” concluded Polk.

Third Quarter Executive Summary
»	Net sales were $1.49 billion, a 2.1 percent increase versus prior year results.
»	Core sales, which exclude the impact of changes in foreign currency, grew 3.3 percent.
»	Normalized operating margin of 14.6 percent increased 30 basis points compared with prior year. Reported operating margin declined 80 basis points.
»	Normalized diluted earnings per share were $0.52, a year-over-year increase of 10.6 percent.
»	Reported diluted earnings per share were $0.66 compared with $0.37 in the year-ago period due largely to a gain on disposal of the company’s Hardware business.
»	Operating cash flow was $360.8 million versus $301.5 million in the prior year.
»	The company paid dividends of $44.0 million and repurchased 1.8 million shares at a cost of $46.8 million, for a total of $90.8 million returned to shareholders, up 65 percent versus prior year.

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»

2013 guidance is unchanged. The company continues to expect 2013 core sales growth of 2 to 4 percent, operating margin improvement of up to 20 basis points, normalized EPS of $1.80 to $1.84, and operating cash flow of $575 to $625 million.

»	Newell Rubbermaid’s Board of Directors approved a $350 million accelerated share repurchase plan in October 2013.

Third Quarter 2013 Operating Results

Net sales in the third quarter were $1.49 billion, compared with $1.46 billion in the prior year. Core sales, which exclude 120 basis points of negative foreign currency, grew 3.3 percent.

Normalized gross margin of 38.1 percent declined 30 basis points versus prior year, as improved productivity and pricing were more than offset by less favorable mix and inflation. Reported gross margin declined 40 basis points.

Third quarter reported operating margin was 12.0 percent compared with 12.8 percent in the prior year. Reported operating income was $178.6 million versus $187.0 million.

Normalized operating margin was 14.6 percent, compared with 14.3 percent in the prior year. The improvement was primarily attributable to Project Renewal fixed cost savings in strategic and structural SG&A and better leverage of the cost structure with the increase in net sales, partially offset by increased brand support as a percentage of net sales.

Normalized operating income was $216.7 million compared with $207.9 million in the prior year period. Third quarter 2013 normalized operating income excludes restructuring and restructuring-related costs of $38.1 million, while in 2012 normalized operating income excludes $20.9 million of restructuring and restructuring-related costs.

The reported tax rate for the quarter was 24.6 percent compared with 35.0 percent in the prior year. The normalized tax rate was 24.3 percent compared with 28.6 percent in the prior year, primarily a reflection of the geographic mix of earnings and resolution of certain tax matters.

Reported net income was $193.3 million, or $0.66 per diluted share, compared with $108.3 million, or $0.37 per diluted share, in the prior year. The increase was largely due to a gain on the sale of the company’s Hardware business.

Normalized net income was $151.6 million, compared with $136.5 million in the prior year. Normalized diluted earnings per share of $0.52 increased 10.6 percent versus the prior year’s $0.47, primarily due to improved operating income, lower interest expense and a lower tax rate.

For the third quarter 2013, normalized diluted earnings per share exclude $0.11 per diluted share for restructuring and restructuring-related costs associated with Project Renewal, $0.01 per diluted share of net tax benefits related to the expiration of statutes of limitation and nonrecurring discrete items, and a net gain from discontinued operations of $0.24 per diluted share. For the third quarter 2012, normalized diluted earnings per share exclude $0.06 per diluted share for restructuring and restructuring-related costs associated with Project Renewal and the European Transformation Plan, $0.01 per diluted share due to a loss on the extinguishment of debt, $0.01 per diluted share of net income associated with discontinued operations and $0.03 per diluted share related to non-recurring tax charges resulting from

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incremental tax contingencies. (A reconciliation of the “as reported” results to “normalized” results is included below.)

The company generated $360.8 million in operating cash flow during the third quarter compared with $301.5 million last year. The increase is in large part due to a decrease in working capital. Capital expenditures were $28.7 million compared with $45.2 million in the prior year.

A reconciliation of the third quarter 2013 and 2012 results is as follows:

	Q3 2013*	Q3 2012*

Diluted earnings per share (as reported)	$0.66	$0.37

Restructuring and restructuring-related costs	0.11	0.06

Income tax items	(0.01)	0.03

Loss on extinguishment of debt	-	0.01

Income from discontinued operations	(0.24)	(0.01)

Normalized EPS	$0.52	$0.47

*Totals may not add due to rounding

Third Quarter 2013 Operating Segment Results

Writing net sales for the third quarter were $454.7 million, a 0.9 percent decline compared to prior year. Core sales increased 0.2 percent, reflecting strong growth in North America in customers outside the office superstore channel and continued momentum in Latin America, largely offset by weakness in the North American office superstore channel and in EMEA. Normalized operating income was $109.1 million, or 24.0 percent of sales, compared with $84.8 million, or 18.5 percent of sales, in the prior year. The increase in operating margin was largely driven by strong productivity, pricing in Latin America and Project Renewal cost savings.

Home Solutions net sales were $431.4 million, a 6.8 percent increase compared to prior year. Core sales increased 7.2 percent, reflecting strong customer programming on Rubbermaid®, new Levolor® product launches and increased distribution of Calphalon®. Home Solutions operating income was $66.3 million, or 15.4 percent of sales, compared with $66.0 million, or 16.3 percent of sales, in the prior year. The decrease in operating margin was driven by increased advertising and promotions expense and negative mix associated with strong Rubbermaid and Levolor growth, offset in part by Project Renewal cost savings.

Tools net sales were $210.6 million, a 3.4 percent increase compared to prior year. Core sales increased 5.7 percent, driven by National Tradesman Day marketing activity in North America and new product launches in Latin America. Operating income in the Tools segment was $12.3 million, or 5.8 percent of sales, compared with $26.8 million, or 13.2 percent of sales, in the prior year. The decrease in operating

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margin was due to adverse foreign exchange impacts on gross margin and planned incremental advertising and promotion spend, partially offset by pricing and Project Renewal cost savings.

Commercial Products net sales were $196.3 million, a 4.5 percent decrease compared to prior year. Core sales declined 4.3 percent against a difficult year ago comparison of 8.4 percent growth. Softness in Rubbermaid Healthcare was the primary driver of the decline, attributed to uncertainty in the U.S. healthcare market. Operating income was $23.5 million, or 12.0 percent of sales, compared with $31.2 million, or 15.2 percent of sales, in the prior year. The decrease in operating margin was driven by increased investments in customer programming, advertising and promotion, selling and product marketing expense, partially offset by Project Renewal cost savings.

Baby & Parenting net sales were $194.2 million, a 4.8 percent increase compared to prior year. Core sales increased 7.9 percent, driven by strengthened distribution and successful new innovation. Normalized operating income was $24.7 million, or 12.7 percent of sales, compared with $18.3 million, or 9.9 percent of sales, in the prior year. The increase in operating margin was due primarily to pricing, Project Renewal cost savings, and fixed cost leverage associated with strong growth.

Accelerated Share Repurchase Plan

The Newell Rubbermaid Board of Directors has approved an accelerated share repurchase plan to repurchase $350 million of the company’s common shares. The company expects to enter into the plan during the fourth quarter. This $350 million is incremental to the current $300 million repurchase plan which was authorized in 2011. The company has used $257 million of the current repurchase authorization through the end of the third quarter of 2013.

Nine Month Results

Net sales for the nine months ended September 30, 2013 increased 1.7 percent to $4.20 billion, compared with $4.13 billion in the prior year. Core sales increased 2.8 percent. Foreign currency adversely impacted net sales by 1.1 percent.

Gross margin was 38.6 percent, compared with 38.7 percent in the prior year, as productivity gains were offset by the effect of input cost inflation, less favorable mix and increased investment in customer programs.

Normalized operating margin of 13.7 percent was an increase of 40 basis points compared with 13.3 percent in the prior year. Reported operating margin declined 80 basis points due to higher Project Renewal restructuring and restructuring-related costs.

Normalized earnings were $1.37 per diluted share compared with $1.24 per diluted share in the prior year. For the nine months ended September 30, 2013, normalized diluted earnings per share exclude $0.34 per diluted share for restructuring and restructuring-related costs associated with Project Renewal, $0.02 per diluted share resulting from the currency devaluation in Venezuela, $0.03 per diluted share of income tax benefits attributable to the resolution of tax contingencies and a net gain from discontinued operations of $0.19 per diluted share. For the nine months ended September 30, 2012, normalized diluted earnings per share exclude $0.17 per diluted share for restructuring and restructuring-related costs, $0.07 per diluted share associated with certain nonrecurring tax charges resulting from incremental tax contingencies, $0.01 per diluted share due to a loss on extinguishment of debt, as well as the impact on net income from discontinued operations of $0.03 per diluted share. (A reconciliation of the “as reported” results to “normalized” results is included below.)

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Net income, as reported, was $357.3 million, or $1.22 per diluted share. This compares with $299.4 million, or $1.02 per diluted share, in the prior year.

The company generated $301.0 million in operating cash flow during the first nine months of 2013 compared with $357.2 million in the prior year. The difference was largely due to an incremental voluntary pension contribution of $50 million in 2013. Capital expenditures were $85.7 million compared with $130.2 million in the prior year.

A reconciliation of the nine month 2013 and 2012 results is as follows:

	YTD Q3 2013*	YTD Q3 2012*

Diluted earnings per share (as reported)	$1.22	$1.02

Restructuring and restructuring-related costs	0.34	0.17

Currency devaluation - Venezuela	0.02	-

Income tax items	(0.03)	0.07

Loss on extinguishment of debt	-	0.01

Income from discontinued operations	(0.19)	(0.03)

Normalized EPS	$1.37	$1.24

*Totals may not add due to rounding

2013 Outlook

Newell Rubbermaid reaffirmed its full year 2013 guidance for core sales growth, normalized operating margin, normalized EPS and operating cash flow, as follows:

•	Core sales increase of 2 to 4 percent;

•	Normalized operating margin improvement of up to 20 basis points;

•	Normalized EPS of $1.80 to $1.84; and

•	Operating cash flow of between $575 and $625 million.

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2013 normalized EPS guidance excludes between $120 and $130 million of Project Renewal restructuring and restructuring-related costs. (A reconciliation of expected reported results to “normalized” results is included below.)

The company is on track to realize cumulative annualized cost savings of $270 to $325 million by the second quarter of 2015 related to Project Renewal. The majority of these savings will be reinvested in the business to strengthen brand building and selling capabilities and accelerate growth.

Operating cash flow guidance assumes $90 to $110 million in restructuring and restructuring-related cash payments. Capital expenditures are projected at $125 to $150 million.

A reconciliation of the 2013 earnings outlook is as follows:

FY 2013

Diluted earnings per share	$1.61 to $1.65

Restructuring and restructuring-related costs	$0.38 to $0.40

Currency devaluation - Venezuela	$0.02

Income tax item	($0.03)

Income from discontinued operations	($0.19)

Normalized EPS	$1.80 to $1.84

Conference Call

The company’s third quarter 2013 earnings conference call will be held today, October 25, 2013, at 10am ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. The webcast will be available for replay. A supporting slide presentation will be made available in the Investor Relations section on the company’s Web site under Quarterly Earnings.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these measures - including those that are “non-GAAP financial measures” - and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable

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business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales, as reflected in the Currency Analysis, is useful to investors because it demonstrates the effect of foreign currency on reported sales. The effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the difference in these two amounts being the change in core sales and the difference between the change in as reported sales and the change in core sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income and “normalized” tax rates are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company’s management believes that “normalized” earnings per share, which excludes restructuring and restructuring-related charges and one-time events such as losses related to the extinguishments of debt, tax benefits and charges, impairment charges, discontinued operations and certain other items, is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance. The company uses both core sales and normalized earnings per share as two of the three performance criteria in its management cash bonus plan.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2012 sales of approximately $5.6 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell	David Doolittle
Vice President, Investor Relations	Vice President, Global Communications
(770) 418-7723	(770) 418-7519

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or

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declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and restructuring-related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, and management’s plans, projections and objectives for future operations and performance. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believe,” “estimate” and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to successfully implement information technology solutions throughout our organization; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations; our ability to consummate the transactions contemplated by the Accelerated Share Repurchase Plan; and those factors listed in the company’s most recently filed Quarterly Report on Form 10-Q and Exhibit 99.1 thereto, filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this new release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

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Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Three Months Ended September 30,
			YOY
	2013	2012	% Change

Net sales	$1,487.2	$1,456.9	2.1%
Cost of products sold	922.3	897.9

GROSS MARGIN	564.9	559.0	1.1%
% of sales	38.0%	38.4%

Selling, general & administrative expenses	355.0	359.7	(1.3)%
% of sales	23.9%	24.7%

Restructuring costs	31.3	12.3

OPERATING INCOME	178.6	187.0	(4.5)%
% of sales	12.0%	12.8%

Nonoperating expenses:
Interest expense, net	15.7	18.0
Loss on extinguishment of debt	—	6.8
Other expense (income), net	0.7	(1.3)

	16.4	23.5	(30.2)%

INCOME BEFORE INCOME TAXES	162.2	163.5	(0.8)%
% of sales	10.9%	11.2%

Income taxes	39.9	57.3	(30.4)%
Effective rate	24.6%	35.0%

NET INCOME FROM CONTINUING OPERATIONS	122.3	106.2	15.2%
% of sales	8.2%	7.3%

Income from discontinued operations, net of tax	71.0	2.1

NET INCOME	$193.3	$108.3	78.5%

	13.0%	7.4%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.42	$0.37
Income from discontinued operations	$0.24	$0.01
Net income	$0.67	$0.37

Diluted
Income from continuing operations	$0.42	$0.36
Income from discontinued operations	$0.24	$0.01
Net income	$0.66	$0.37

AVERAGE SHARES OUTSTANDING:
Basic	290.1	290.7
Diluted	292.9	292.7

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Nine Months Ended September 30,
	2013	2012	YOY % Change

Net sales	$4,202.7	$4,132.7	1.7%
Cost of products sold	2,581.5	2,533.0

GROSS MARGIN	1,621.2	1,599.7	1.3%
% of sales	38.6%	38.7%

Selling, general & administrative expenses	1,061.7	1,077.7	(1.5)%
% of sales	25.3%	26.1%

Restructuring costs	97.7	34.4

OPERATING INCOME	461.8	487.6	(5.3)%
% of sales	11.0%	11.8%

Nonoperating expenses:
Interest expense, net	45.3	58.7
Loss on extinguishments of debt	—	6.8
Other expense (income), net	17.9	(1.0)

	63.2	64.5	(2.0)%

INCOME BEFORE INCOME TAXES	398.6	423.1	(5.8)%
% of sales	9.5%	10.2%

Income taxes	95.9	132.3	(27.5)%
Effective rate	24.1%	31.3%

NET INCOME FROM CONTINUING OPERATIONS	302.7	290.8	4.1%
% of sales	7.2%	7.0%

Income from discontinued operations, net of tax	54.6	8.6

NET INCOME	$357.3	$299.4	19.3%

	8.5%	7.2%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$1.04	$1.00
Income from discontinued operations	$0.19	$0.03
Net income	$1.23	$1.03

Diluted
Income from continuing operations	$1.03	$0.99
Income from discontinued operations	$0.19	$0.03
Net income	$1.22	$1.02

AVERAGE SHARES OUTSTANDING:
Basic	290.3	291.7
Diluted	293.4	293.8

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Three Months Ended September 30, 2013
	GAAP Measure	Restructuring and			Non-GAAP Measure
	Reported	restructuring-related costs (1)	Non-recurring tax items (2)	Discontinued operations (3)	Normalized*	Percentage of Sales

Cost of products sold	$922.3	$(1.1)	$—	$—	$921.2	61.9%

Gross margin	$564.9	$1.1	$—	$—	$566.0	38.1%

Selling, general & administrative expenses	$355.0	$(5.7)	$—	$—	$349.3	23.5%

Operating income	$178.6	$38.1	$—	$—	$216.7	14.6%

Income before income taxes	$162.2	$38.1	$—	$—	$200.3

Income taxes (4)	$39.9	$5.7	$3.1	$—	$48.7

Net income from continuing operations	$122.3	$32.4	$(3.1)	$—	$151.6

Net income	$193.3	$32.4	$(3.1)	$(71.0)	$151.6

Diluted earnings per share**	$0.66	$0.11	$(0.01)	$(0.24)	$0.52

	Three Months Ended September 30, 2012
	GAAP Measure	Restructuring and			Loss on	Non-GAAP Measure
	Reported	restructuring-related costs (1)	Non-recurring tax items (2)	Discontinued operations (3)	extinguishment of debt (5)	Normalized*	Percentage of Sales

Selling, general & administrative expenses	$359.7	$(8.6)	$—	$—	$—	$351.1	24.1%

Operating income	$187.0	$20.9	$—	$—	$—	$207.9	14.3%

Nonoperating expenses	$23.5	$—	$—	$—	$(6.8)	$16.7

Income before income taxes	$163.5	$20.9	$—	$—	$6.8	$191.2

Income taxes (4)	$57.3	$3.0	$(8.1)	$—	$2.5	$54.7

Net income from continuing operations	$106.2	$17.9	$8.1	$—	$4.3	$136.5

Net income	$108.3	$17.9	$8.1	$(2.1)	$4.3	$136.5

Diluted earnings per share**	$0.37	$0.06	$0.03	$(0.01)	$0.01	$0.47

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
(1)	Restructuring and restructuring-related charges during the three months ended September 30, 2013 include $6.8 million of organizational change implementation and restructuring-related costs and $31.3 million of restructuring costs incurred in connection with Project Renewal. Restructuring and restructuring-related charges during the three months ended September 30, 2012 include $8.6 million of restructuring-related costs and $12.3 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal.
(2)	During the three months ended September 30, 2013, the Company recognized a non-recurring tax benefit of $3.1 million resulting from the resolution of various income tax contingencies and the expiration of various statutes of limitation. During the three months ended September 30, 2012, the Company incurred $8.1 million of non-recurring income tax charges resulting from tax contingencies and the expiration of various statutes of limitation.
(3)	During the three months ended September 30, 2013, the Company recognized a net loss of $5.6 million in discontinued operations relating to the operations of the Hardware and Teach businesses and a $76.6 million gain related to the sale of the Hardware and Teach businesses. During the three months ended September 30, 2012, the Company recognized net income of $0.4 million in discontinued operations relating to the operations of the Hardware and Teach businesses and a $1.7 million gain primarily relating to the sale of the hand torch and solder business.
(4)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.
(5)	Loss on extinguishment of debt of $6.8 million during the three months ended September 30, 2012 primarily represents the write-off of debt issuance costs associated with the extinguishment of the junior convertible subordinated debentures underlying the quarterly income preferred securities (QUIPS).

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Nine Months Ended September 30, 2013
	GAAP Measure	Restructuring	Charge resulting from			Non-GAAP Measure
	Reported	and restructuring- related costs (1)	the devaluation of the Venezuelan Bolivar (2)	Non-recurring tax items (3)	Discontinued operations (4)	Normalized*	Percentage of Sales

Cost of products sold	$2,581.5	$(1.1)	$—	$—	$—	$2,580.4	61.4%

Gross margin	$1,621.2	$1.1	$—	$—	$—	$1,622.3	38.6%

Selling, general & administrative expenses	$1,061.7	$(14.4)	$—	$—	$—	$1,047.3	24.9%

Operating income	$461.8	$113.2	$—	$—	$—	$575.0	13.7%

Nonoperating expenses	$63.2	$—	$(11.1)	$—	$—	$52.1

Income before income taxes	$398.6	$113.2	$11.1	$—	$—	$522.9

Income taxes (5)	$95.9	$14.2	$4.1	$7.9	$—	$122.1

Net income from continuing operations	$302.7	$99.0	$7.0	$(7.9)	$—	$400.8

Net income	$357.3	$99.0	$7.0	$(7.9)	$(54.6)	$400.8

Diluted earnings per share**	$1.22	$0.34	$0.02	$(0.03)	$(0.19)	$1.37

	Nine Months Ended September 30, 2012
	GAAP Measure	Restructuring			Loss on	Non-GAAP Measure
	Reported	and restructuring- related costs (1)	Non-recurring tax items (3)	Discontinued operations (4)	extinguishment of debt (6)	Normalized*	Percentage of Sales

Selling, general & administrative expenses	$1,077.7	$(29.1)	$—	$—	$—	$1,048.6	25.4%

Operating income	$487.6	$63.5	$—	$—	$—	$551.1	13.3%

Nonoperating expenses	$64.5	$—	$—	$—	$(6.8)	$57.7

Income before income taxes	$423.1	$63.5	$—	$—	$6.8	$493.4

Income taxes (5)	$132.3	$13.8	$(19.2)	$—	$2.5	$129.4

Net income from continuing operations	$290.8	$49.7	$19.2	$—	$4.3	$364.0

Net income	$299.4	$49.7	$19.2	$(8.6)	$4.3	$364.0

Diluted earnings per share**	$1.02	$0.17	$0.07	$(0.03)	$0.01	$1.24

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
(1)	Restructuring and restructuring-related charges during the nine months ended September 30, 2013 include $15.5 million of organizational change implementation and restructuring-related costs and $97.7 million of restructuring costs incurred in connection with Project Renewal. Restructuring and restructuring-related charges during the nine months ended September 30, 2012 include $29.1 million of restructuring-related costs and $34.4 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal.
(2)	During the nine months ended September 30, 2013, the Company recognized a foreign exchange loss of $11.1 million resulting from the devaluation of the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.
(3)	During the nine months ended September 30, 2013, the Company recognized a non-recurring tax benefit of $7.9 million resulting from the resolution of various income tax contingencies and the expiration of various statutes of limitation. During the nine months ended September 30, 2012, the Company incurred $19.2 million of non-recurring tax charges resulting from incremental tax contingencies and the expiration of various statutes of limitation.
(4)	During the nine months ended September 30, 2013, the Company recognized a net loss of $3.3 million in discontinued operations relating to the operations of the Hardware and Teach businesses and a $57.9 million net gain, including impairments, relating to the sale of the Hardware and Teach businesses. During the nine months ended September 30, 2012, the Company recognized net income of $6.9 million in discontinued operations relating to the operations of the Hardware and Teach businesses and a $1.7 million gain primarily related to the sale of the hand torch and solder business.
(5)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.
(6)	Loss on extinguishment of debt of $6.8 million during the nine months ended September 30, 2012 primarily represents the write-off of debt issuance costs associated with the extinguishment of the junior convertible subordinated debentures underlying the quarterly income preferred securities (QUIPS).

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions)

	September 30, 2013	September 30, 2012
Assets:

Cash and cash equivalents	$197.4	$250.1
Accounts receivable, net	1,056.9	1,074.3
Inventories, net	822.6	822.8
Deferred income taxes	152.9	115.8
Prepaid expenses and other	154.4	161.3

Total Current Assets	2,384.2	2,424.3

Property, plant and equipment, net	523.1	549.6
Goodwill	2,351.4	2,355.7
Other intangible assets, net	619.2	661.4
Other assets	275.0	372.3

Total Assets	$6,152.9	$6,363.3

Liabilities and Stockholders’ Equity:

Accounts payable	$575.1	$530.0
Accrued compensation	145.3	144.8
Other accrued liabilities	692.3	673.4
Short-term debt	29.2	291.0
Current portion of long-term debt	0.9	507.0

Total Current Liabilities	1,442.8	2,146.2

Long-term debt	1,671.1	1,366.1
Other noncurrent liabilities	845.9	784.2

Stockholders’ Equity - Parent	2,189.6	2,063.3
Stockholders’ Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders’ Equity	2,193.1	2,066.8

Total Liabilities and Stockholders’ Equity	$6,152.9	$6,363.3

Newell Rubbermaid Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(in millions)

	Nine Months Ended September 30,
	2013	2012
Operating Activities:
Net income	$357.3	$299.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119.4	122.1
Net gain from sale of discontinued operations	(86.1)	(5.2)
Loss on extinguishment of debt	—	6.8
Non-cash restructuring costs	3.9	1.3
Deferred income taxes	76.3	72.7
Stock-based compensation expense	27.7	26.3
Other, net	27.3	8.9
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	35.6	(61.5)
Inventories	(195.7)	(119.9)
Accounts payable	74.7	59.4
Accrued liabilities and other	(139.4)	(53.1)

Net cash provided by operating activities	$301.0	$357.2

Investing Activities:
Proceeds from sale of discontinued operations and noncurrent assets	$180.9	$20.9
Acquisitions and acquisition-related activity	—	(26.5)
Capital expenditures	(85.7)	(130.2)
Other	1.8	(3.2)

Net cash provided by (used in) investing activities	$97.0	$(139.0)

Financing Activities:
Net short-term borrowings	$(180.9)	$186.4
Proceeds from issuance of debt, net of debt issuance costs	—	495.1
Payments on debt	—	(696.3)
Repurchase and retirement of shares of common stock	(119.2)	(67.2)
Cash dividends	(132.1)	(82.4)
Excess tax benefits related to stock-based compensation	14.1	11.6
Other stock-based compensation activity, net	35.9	11.1

Net cash used in financing activities	$(382.2)	$(141.7)

Currency rate effect on cash and cash equivalents	$(2.2)	$3.4

Increase in cash and cash equivalents	$13.6	$79.9
Cash and cash equivalents at beginning of period	183.8	170.2

Cash and cash equivalents at end of period	$197.4	$250.1

Newell Rubbermaid Inc.

Financial Worksheet- Segment Reporting

(In Millions)

	2013					2012
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
		Reported	Excluded	Normalized	Operating		Reported	Excluded	Normalized	Operating	Net Sales		Normalized OI
	Net Sales	OI	Items	OI	Margin	Net Sales	OI	Items	OI	Margin	$	%	$	%
Q1:
Writing	$340.6	$63.2	$—	$63.2	18.6%	$375.6	$66.4	$—	$66.4	17.7%	$(35.0)	(9.3)%	$(3.2)	(4.8)%
Home Solutions	338.9	34.1	—	34.1	10.1%	326.7	30.9	—	30.9	9.5%	12.2	3.7%	3.2	10.4%
Tools	188.6	18.7	—	18.7	9.9%	190.6	28.7	—	28.7	15.1%	(2.0)	(1.0)%	(10.0)	(34.8)%
Commercial Products	183.1	21.6	—	21.6	11.8%	175.4	18.6	—	18.6	10.6%	7.7	4.4%	3.0	16.1%
Baby & Parenting	189.6	23.9	—	23.9	12.6%	182.2	22.4	—	22.4	12.3%	7.4	4.1%	1.5	6.7%
Restructuring Costs	—	(34.4)	34.4	—		—	(12.1)	12.1	—		—		—
Corporate	—	(29.3)	6.6	(22.7)		—	(31.7)	10.0	(21.7)		—		(1.0)	(4.6)%

Total	$1,240.8	$97.8	$41.0	$138.8	11.2%	$1,250.5	$123.2	$22.1	$145.3	11.6%	$(9.7)	(0.8)%	$(6.5)	(4.5)%

	2013					2012
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
		Reported	Excluded	Normalized	Operating		Reported	Excluded	Normalized	Operating	Net Sales		Normalized OI
	Net Sales	OI	Items	OI	Margin	Net Sales	OI	Items	OI	Margin	$	%	$	%
Q2:
Writing	$477.8	$123.6	$—	$123.6	25.9%	$459.1	$105.7	$—	$105.7	23.0%	$18.7	4.1%	$17.9	16.9%
Home Solutions	399.1	53.7	—	53.7	13.5%	391.3	42.6	—	42.6	10.9%	7.8	2.0%	11.1	26.1%
Tools	198.0	18.3	—	18.3	9.2%	202.4	30.5	—	30.5	15.1%	(4.4)	(2.2)%	(12.2)	(40.0)%
Commercial Products	203.6	21.9	—	21.9	10.8%	190.1	21.1	—	21.1	11.1%	13.5	7.1%	0.8	3.8%
Baby & Parenting	196.2	23.8	—	23.8	12.1%	182.4	19.2	—	19.2	10.5%	13.8	7.6%	4.6	24.0%
Restructuring Costs	—	(32.0)	32.0	—			(10.0)	10.0	—		—		—
Corporate	—	(23.9)	2.1	(21.8)			(31.7)	10.5	(21.2)		—		(0.6)	(2.8)%

Total	$1,474.7	$185.4	$34.1	$219.5	14.9%	$1,425.3	$177.4	$20.5	$197.9	13.9%	$49.4	3.5%	$21.6	10.9%

	2013					2012
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
		Reported	Excluded	Normalized	Operating		Reported	Excluded	Normalized	Operating	Net Sales		Normalized OI
	Net Sales	OI	Items	OI	Margin	Net Sales	OI	Items	OI	Margin	$	%	$	%
Q3:
Writing	$454.7	$108.8	$0.3	$109.1	24.0%	$458.6	$83.6	$1.2	$84.8	18.5%	$(3.9)	(0.9)%	$24.3	28.7%
Home Solutions	431.4	66.3	—	66.3	15.4%	403.8	64.0	2.0	66.0	16.3%	27.6	6.8%	0.3	0.5%
Tools	210.6	12.3	—	12.3	5.8%	203.6	26.8	—	26.8	13.2%	7.0	3.4%	(14.5)	(54.1)%
Commercial Products	196.3	23.5	—	23.5	12.0%	205.6	31.2	—	31.2	15.2%	(9.3)	(4.5)%	(7.7)	(24.7)%
Baby & Parenting	194.2	23.9	0.8	24.7	12.7%	185.3	18.3	—	18.3	9.9%	8.9	4.8%	6.4	35.0%
Restructuring Costs	—	(31.3)	31.3	—		—	(12.3)	12.3	—		—		—
Corporate	—	(24.9)	5.7	(19.2)		—	(24.6)	5.4	(19.2)		—		—	0.0%

Total	$1,487.2	$178.6	$38.1	$216.7	14.6%	$1,456.9	$187.0	$20.9	$207.9	14.3%	$30.3	2.1%	$8.8	4.2%

	2013					2012
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
		Reported	Excluded	Normalized	Operating		Reported	Excluded	Normalized	Operating	Net Sales		Normalized OI
	Net Sales	OI	Items	OI	Margin	Net Sales	OI	Items	OI	Margin	$	%	$	%
YTD:
Writing	$1,273.1	$295.6	$0.3	$295.9	23.2%	$1,293.3	$255.7	$1.2	$256.9	19.9%	$(20.2)	(1.6)%	$39.0	15.2%
Home Solutions	1,169.4	154.1	—	154.1	13.2%	1,121.8	137.5	2.0	139.5	12.4%	47.6	4.2%	14.6	10.5%
Tools	597.2	49.3	—	49.3	8.3%	596.6	86.0	—	86.0	14.4%	0.6	0.1%	(36.7)	(42.7)%
Commercial Products	583.0	67.0	—	67.0	11.5%	571.1	70.9	—	70.9	12.4%	11.9	2.1%	(3.9)	(5.5)%
Baby & Parenting	580.0	71.6	0.8	72.4	12.5%	549.9	59.9	—	59.9	10.9%	30.1	5.5%	12.5	20.9%
Restructuring Costs	—	(97.7)	97.7	—		—	(34.4)	34.4	—		—		—
Corporate	—	(78.1)	14.4	(63.7)		—	(88.0)	25.9	(62.1)		—		(1.6)	(2.6)%

Total	$4,202.7	$461.8	$113.2	$575.0	13.7%	$4,132.7	$487.6	$63.5	$551.1	13.3%	$70.0	1.7%	$23.9	4.3%

(1)	Excluded items consist of organizational change implementation, restructuring-related and restructuring costs. Organizational change implementation and restructuring-related costs of $15.5 million and restructuring costs of $97.7 million incurred during the nine months ended September 30, 2013 relate to Project Renewal. Restructuring-related costs of $29.1 million and restructuring costs of $34.4 million during the nine months ended September 30, 2012 relate to the European Transformation Plan and Project Renewal.

Newell Rubbermaid Inc.

Three Months Ended September 30, 2013

In Millions

Currency Analysis

By Segment

	As Reported			Core Sales (1)				Year-Over-Year Increase (Decrease)
			(Decrease)			Increase	Currency	Excluding	Including	Currency
	2013	2012	Increase	2013	2012	(Decrease)	Impact	Currency	Currency	Impact

Writing	$454.7	$458.6	$(3.9)	$463.1	$462.0	$1.1	$(5.0)	0.2%	(0.9)%	(1.1)%
Home Solutions	431.4	403.8	27.6	433.5	404.2	29.3	(1.7)	7.2%	6.8%	(0.4)%
Tools	210.6	203.6	7.0	217.8	206.0	11.8	(4.8)	5.7%	3.4%	(2.3)%
Commercial Products	196.3	205.6	(9.3)	197.5	206.3	(8.8)	(0.5)	(4.3)%	(4.5)%	(0.2)%
Baby & Parenting	194.2	185.3	8.9	200.2	185.6	14.6	(5.7)	7.9%	4.8%	(3.1)%

Total Company	$1,487.2	$1,456.9	$30.3	$1,512.1	$1,464.1	$48.0	$(17.7)	3.3%	2.1%	(1.2)%

By Geography

United States	$1,035.9	$994.6	$41.3	$1,035.9	$994.6	$41.3	$—	4.2%	4.2%	(0.0)%
Canada	84.8	84.7	0.1	88.2	85.4	2.8	(2.7)	3.3%	0.1%	(3.2)%

Total North America	1,120.7	1,079.3	41.4	1,124.1	1,080.0	44.1	(2.7)	4.1%	3.8%	(0.3)%

Europe, Middle East and Africa	162.9	172.4	(9.5)	159.9	177.5	(17.6)	8.1	(9.9)%	(5.5)%	4.4%
Latin America	104.3	85.5	18.8	117.5	87.2	30.3	(11.5)	34.7%	22.0%	(12.7)%
Asia Pacific	99.3	119.7	(20.4)	110.6	119.4	(8.8)	(11.6)	(7.4)%	(17.0)%	(9.6)%

Total International	366.5	377.6	(11.1)	388.0	384.1	3.9	(15.0)	1.0%	(2.9)%	(3.9)%

Total Company	$1,487.2	$1,456.9	$30.3	$1,512.1	$1,464.1	$48.0	$(17.7)	3.3%	2.1%	(1.2)%

(1)	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”.

Newell Rubbermaid Inc.

Nine Months Ended September 30, 2013

In Millions

Currency Analysis

By Segment

	As Reported			Core Sales (1)				Year-Over-Year (Decrease) Increase
			(Decrease)			(Decrease)	Currency	Excluding	Including	Currency
	2013	2012	Increase	2013	2012	Increase	Impact	Currency	Currency	Impact

Writing	$1,273.1	$1,293.3	$(20.2)	$1,287.6	$1,295.4	$(7.8)	$(12.4)	(0.6)%	(1.6)%	(1.0)%
Home Solutions	1,169.4	1,121.8	47.6	1,173.1	1,122.2	50.9	(3.3)	4.5%	4.2%	(0.3)%
Tools	597.2	596.6	0.6	607.4	596.9	10.5	(9.9)	1.8%	0.1%	(1.7)%
Commercial Products	583.0	571.1	11.9	585.5	571.3	14.2	(2.3)	2.5%	2.1%	(0.4)%
Baby & Parenting	580.0	549.9	30.1	596.8	549.9	46.9	(16.8)	8.5%	5.5%	(3.0)%

Total Company	$4,202.7	$4,132.7	$70.0	$4,250.4	$4,135.7	$114.7	$(44.7)	2.8%	1.7%	(1.1)%

By Geography

United States	$2,870.9	$2,775.5	$95.4	$2,870.9	$2,775.5	$95.4	$—	3.4%	3.4%	0.0%
Canada	230.0	236.0	(6.0)	236.2	237.0	(0.8)	(5.2)	(0.3)%	(2.5)%	(2.2)%

Total North America	3,100.9	3,011.5	89.4	3,107.1	3,012.5	94.6	(5.2)	3.1%	3.0%	(0.1)%

Europe, Middle East and Africa	511.4	529.3	(17.9)	506.4	531.7	(25.3)	7.4	(4.8)%	(3.4)%	1.4%
Latin America	281.7	243.0	38.7	301.9	242.5	59.4	(20.7)	24.5%	15.9%	(8.6)%
Asia Pacific	308.7	348.9	(40.2)	335.0	349.0	(14.0)	(26.2)	(4.0)%	(11.5)%	(7.5)%

Total International	1,101.8	1,121.2	(19.4)	1,143.3	1,123.2	20.1	(39.5)	1.8%	(1.7)%	(3.5)%

Total Company	$4,202.7	$4,132.7	$70.0	$4,250.4	$4,135.7	$114.7	$(44.7)	2.8%	1.7%	(1.1)%

(1)	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2012, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”.